Exhibit 99.1

News Release

Contact:	David Amy, EVP & Chief Financial Officer
Lucy Rutishauser, VP-Corporate Finance & Treasurer
(410) 568-1500

SINCLAIR REPORTS THIRD QUARTER 2004 RESULTS

                BALTIMORE (November 4, 2004) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the “Company” or “Sinclair,” today reported financial results for the three months and nine months ended September 30, 2004.

Financial Results:

                Net broadcast revenues were $164.2 million for the three months ended September 30, 2004, an increase of 1.8% versus the prior year period result of $161.3 million and slightly higher than our October 4, 2004 preliminary estimate of approximately $163.7 million.  Operating income was $39.1 million as compared to $41.7 million in the prior year period, a decrease of 6.2%.  Net income available to common shareholders was $1.0 million in the three-month period versus net income available to common shareholders of $3.9 million in the prior year period.  Diluted income per share was $0.01 versus diluted income per share of $0.05 in the prior year period.

                Net broadcast revenues were $502.4 million for the nine months ended September 30, 2004, an increase of 2.8% versus the prior year period result of $488.7 million.  Operating income was $122.6 million in the nine-month period, a decrease of 3.7% versus the prior year period result of $127.3 million.  Net income available to common shareholders was $18.9 million in the nine-month period versus the prior year period net loss available to common shareholders of $2.0 million.  Diluted income per share was $0.22 versus a diluted loss per share of $0.02 in the prior year period.

                “We thank our many advertisers, investors and viewers who stood with Sinclair during the past several weeks and who did not rush to pre-judge our news special, ‘A POW Story,’” commented David Smith, President and CEO of Sinclair.  “Sinclair and its news operations can only be characterized as the poster child for a free and independent press.  It is unfortunate that our news special became the means by which certain political groups tried to stifle the First Amendment rights of others.  We are gratified that in the final analysis, the public made its own determination and responded positively to our program.  We are committed to presenting the issues of the day in a truthful manner that earns the trust of all our viewers.”

Operating Statistics and Income Statement Highlights:

•                  The quarter’s revenues were positively impacted by political revenues which totaled $8.0 million in the quarter versus $1.3 million in the same period last year and by increased advertising spending in the schools, paid programming, soft drinks, religious and services categories.  Categories that were down were automotive, fast food, retail, and beer/wine.  Eight of our stations in the Southeastern States were impacted by the hurricane season. Revenues generated from our new business initiatives totaled $7.5 million versus $5.9 million in the same period last year.

•                  Local advertising revenues decreased 0.8% in the quarter versus the third quarter 2003, while national advertising revenues increased 5.2%.  Excluding political revenues, local advertising revenues were down 2.3% and national advertising revenues were down 3.6%.  Local revenues, excluding political revenues, represented 60.4% of advertising revenues.

•                  All affiliate groups increased their advertising revenues, with the exception of our WB and FOX stations, which were down 2.2% and 2.9%, respectively, on weaker network ratings.

•                  Effective August 30, 2004, following the Olympics, WKEF-TV (channel 22), our television station in Dayton, Ohio, switched its network affiliation from NBC to ABC.

•                  The Company and UPN extended the affiliation agreements for WABM-TV, WMMP-TV, WCGV-TV, WUXP-TV, WUPN-TV and WRDC-TV, which expired on September 15, 2004, until December 31, 2004, while both parties continue good faith negotiations regarding the affiliation agreements.

•                  On August 16, 2004, we launched a 10:00pm News Central newscast on WNYO-TV (WB 49) in Buffalo, New York.

Balance Sheet and Cash Flow Highlights:

•                  Debt on the balance sheet, net of $9.1 million in cash, was $1,692.1 million at September 30, 2004 versus net debt of $1,690.7 million at June 30, 2004.

•                  During the third quarter, we repurchased 516 thousand shares of our Class A common shares at an average price of $8.93 per share or $4.6 million.

•                  During the third quarter, we repurchased 50 thousand shares of our Series D Exchangeable Convertible Preferred Stock at an average price of $40.79 per share or $2.0 million.

•                  As of September 30, 2004, 45.5 million Class A common shares and 39.6 million Class B common shares were outstanding, for a total of 85.1 million common shares outstanding.

•                  Capital expenditures in the quarter were $10.8 million.

•                  Program contract payments were $26.7 million in the quarter.

Forward-Looking Statements:

                The matters discussed in this press release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results.  When used in this press release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions identified above and below, the impact of changes in national and regional economies, successful integration of acquired television stations (including achievement of synergies and cost reductions), successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming and our news central strategy, our local sales initiatives, and the other risk factors set forth in the Company’s most recent reports on Form 10-Q and Form 10-K, as filed with the Securities and Exchange Commission.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements.

Outlook:

                In accordance with Regulation FD, Sinclair is providing public dissemination through this press release of its expectations for its fourth quarter and full year 2004 financial performance.  The Company assumes no obligation to update its expectations.  All matters discussed in the “Outlook” section are forward-looking and, as such, persons relying on this information should refer to the “Forward-Looking Statements” section above.

          “As discussed last quarter, we continue to see weakness in auto, our largest advertising category, as well as continued ratings softness on the FOX and WB networks, our two largest affiliate groups,” commented David Amy, EVP and CFO.  “We are encouraged, however, by ABC’s Fall Season line-up, which is showing early ratings improvements and by the record levels of political advertising spending on our stations in the fourth quarter.”

•                  The Company expects fourth quarter station net broadcast revenues, before barter, to be approximately $181.0 million to $181.5 million, an increase of approximately 4.6% to 4.9% from fourth quarter 2003 station net broadcast revenue, before barter, of $173.1 million.   Included in this assumption is approximately $21 million of political revenues as compared to $2.4 million in the fourth quarter 2003.  For the full year, our expected net broadcast revenue growth is expected to be approximately 3.3%.

•                  The Company expects fourth quarter barter revenue to be approximately $16.9 million.

•                  The Company expects station production expenses and station selling, general and administrative expenses (together, television expenses), before barter expense, in the fourth quarter to be approximately $83.8 million, up approximately 5.9% from fourth quarter 2003 television expenses of $79.2 million.  Included in this assumption are higher sales costs related to our new business initiatives, costs associated with News Central and higher Neilsen rating fees.  On a full year basis, television expenses are expected to increase approximately 7.4% from 2003 television expenses of $299.3 million for the same reasons stated above.

•                  The Company expects fourth quarter barter expense to be approximately $16.9 million.

•                  The Company expects fourth quarter program contract amortization expense to be approximately $22 million and $96 million for the year.

•                  The Company expects fourth quarter program contract payments to be approximately $26.8 million and $110 million for the year.

•                  The Company expects fourth quarter corporate overhead to be approximately $5 million and $20.6 million for the year.

•                  The Company expects fourth quarter depreciation on property and equipment to be approximately $12 million and $50 million for the year, assuming the capital expenditure assumptions below.

•                  The Company expects fourth quarter amortization of acquired intangibles to be approximately $5 million and $19 million for the year.

•                  The Company expects fourth quarter net interest expense to be approximately $32 million and $129 million for the year, assuming no changes in the current interest rate yield curve, and changes in debt levels based on the assumptions discussed in this “Outlook” section.

•                  The Company expects dividends paid on the Series D preferred stock to be approximately $2.5 million in the fourth quarter and $10.2 million for the year and dividends paid on the Class A and Class B common shares to be approximately $2.1 million in the fourth quarter and $4.3 million for the year, assuming current shares outstanding.

•                  The Company expects to incur either an unrealized gain or loss on its derivatives throughout the year, but is unable to reasonably predict what the mark-to-market valuations of the instruments will be.

•                  The Company expects the fourth quarter and full year effective tax rate for continuing operations to be approximately 40%, assuming the assumptions discussed in this “Outlook” section, including a current tax provision from continuing operations of approximately $0.1 million in the fourth quarter and $0.8 million for the year.

•                  The Company expects to spend approximately $10.2 million in capital expenditures in the fourth quarter and approximately $47 million for the year.

Sinclair Conference Call:

                The senior management of Sinclair will hold a conference call to discuss its third quarter results on Thursday, November 4, 2004, at 8:45 a.m. ET.  After the call, an audio replay will be available at www.sbgi.net under “Investor Information/Conference Call.”  The press and the public will be welcome on the call in a listen-only mode.  The dial-in number is (877) 407-9205.

About Sinclair:

                Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, currently owns and operates, programs or provides sales services to 62 television stations in 39 markets.  Sinclair’s television group reaches approximately 24% of U.S. television households and includes ABC, CBS, FOX, NBC, WB, and UPN affiliates.  Sinclair owns a majority equity interest in G1440, Inc., an Internet consulting and development company, and Acrodyne Communications, Inc., a manufacturer of transmitters and other television broadcast equipment.

Notes:

                Prior year amounts have been reclassified to conform to current year GAAP presentation.

Sinclair Broadcast Group, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
REVENUES:	2004	2003	2004	2003
Station broadcast revenues, net of agency commissions	$164,169	$161,290	$502,413	$488,687
Revenues realized from station barter arrangements	14,455	15,725	45,784	46,229
Other operating divisions revenue	2,845	2,422	10,779	10,973
Total revenues	181,469	179,437	558,976	545,889
OPERATING EXPENSES:
Station production expenses	38,165	35,787	117,261	111,467
Station selling, general and administrative expenses	39,719	36,865	120,515	108,673
Expenses recognized from station barter arrangements	13,375	14,844	42,353	43,121
Amortization of program contract costs & net realizable value adjustments	25,367	26,470	74,406	79,019
Stock-based compensation expense	317	391	1,298	1,487
Other operating divisions expenses	3,506	2,620	12,656	12,059
Depreciation and amortization of property and equipment	12,574	11,767	38,073	34,374
Corporate general and administrative expenses	4,559	4,171	15,495	13,954
Amortization of definite-lived intangible assets and other assets	4,759	4,811	14,369	14,480
Total operating expenses	142,341	137,726	436,426	418,634
Operating income	39,128	41,711	122,550	127,255
OTHER INCOME (EXPENSE):
Interest expense & amortization of debt discount & deferred financing costs	(31,963)	(33,405)	(97,180)	(94,777)
Subsidiary trust minority interest expense	—	—	—	(11,246)
Interest income	23	64	140	469
Loss on sale of assets	(12)	(2)	(45)	(389)
Unrealized gain from derivative instrument	1,602	9,241	20,576	8,094
Loss from extinguishment of securities	—	—	(2,453)	(15,187)
(Loss) income from equity investees	(3,124)	(266)	255	581
Other income	183	190	572	978
Total other income and expense	(33,291)	(24,178)	(78,135)	(111,477)
Income before income taxes	5,837	17,533	44,415	15,778
INCOME TAX PROVISION	(2,329)	(11,070)	(17,807)	(9,993)
NET INCOME	3,508	6,463	26,608	5,785
LESS PREFERRED STOCK DIVIDENDS	2,503	2,588	7,678	7,763
NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS	$1,005	$3,875	$18,930	$(1,978)
BASIC AND DILUTED EARNINGS (LOSS) PER SHARE	$0.01	$0.05	$0.22	$(0.02)
Weighted average common shares outstanding	85,311	85,666	85,733	85,623
Weighted average common and common equivalent shares outstanding	85,319	85,806	85,883	85,742
Dividends per common share	$.025	$—	$.050	$—

Unaudited Consolidated Historical Selected Balance Sheet Data:

(Dollars in thousands)

	September 30, 2004	June 30, 2004
Cash & cash equivalents	$9,096	$7,379
Total current assets	220,594	217,095
Total long term assets	2,291,119	2,276,815
Total assets	2,511,713	2,493,910

Current portion of debt	44,916	43,369
Total current liabilities	244,931	234,586
Long term portion of debt	1,656,306	1,654,737
Total long term liabilities	2,030,340	2,015,063
Total liabilities	2,275,271	2,249,649

Minority interest in consolidated entities	3,071	3,339

Total stockholders’ equity	233,371	240,922
Total liabilities & stockholders’ equity	2,511,713	2,493,910

Unaudited Consolidated Historical Selected Statement of Cash Flows Data:

(Dollars in thousands)

	Three Months Ended September 30,	Nine Months Ended September 30,
	2004	2004
Net cash flow from operating activities	$36,727	$79,372
Net cash flow from investing activities	(11,653)	(39,533)
Net cash flow from financing activities	(23,357)	(59,473)

Net increase in cash and cash equivalents	1,717	(19,634)
Cash & cash equivalents, beginning of period	7,379	28,730
Cash & cash equivalents, end of period	9,096	9,096